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                                                            Exhibit 11

                   CERIDIAN CORPORATION AND SUBSIDIARIES
              STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

(Amounts in millions, except per share data)
For Periods Ended September 30,

                                  Three Months        Nine Months
                                 1995      1994      1995      1994
Net earnings for common
  stockholders - primary        $ 22.0    $ 15.7    $ 66.2    $ 46.5
Restore dividends on
  convertible preferred
  stock                            3.2       3.2       9.7       9.7
Net earnings for fully
  diluted earnings
  per share                     $ 25.2    $ 18.9    $ 75.9    $ 56.2

Weighted average common
  shares outstanding            45,706    45,560    45,622    45,368
Common share equivalents
  from stock options and
  restricted stock awards        2,733     1,534     2,515     1,403
Weighted average common
  shares and equivalents
  outstanding - primary         48,439    47,094    48,137    46,771
Shares issuable assuming
  conversion of preferred
    stock                       10,384    10,384    10,384    10,384
Weighted average common
  shares and equivalents
  outstanding  - adjusted
  for full dilution             58,823    57,478    58,521    57,155


Net earnings for common
  stockholders - primary        $ 22.0    $ 15.7    $ 66.2    $ 46.5
Weighted average common
  shares and equivalents
  outstanding - primary         48,439    47,094    48,137    46,771

Primary earnings per share      $ 0.45    $ 0.33    $ 1.37    $ 1.00


Net earnings for fully
  diluted earnings
  per share                     $ 25.2    $ 18.9    $ 75.9    $ 56.2
Weighted average common
  shares and equivalents
  outstanding  - adjusted
  for full dilution             58,823    57,478    58,521    57,155
Fully diluted earnings
  per share                     $ 0.43    $ 0.33    $ 1.30    $ 0.98

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